Filed Pursuant to Rule 424(b)(3)

Registration No. 333-248561

PROSPECTUS

10,190,859 Common Shares

(and Associated Common Share Purchase Rights)

This prospectus relates to the disposition from time to time by the Selling Shareholders identified in this prospectus under the caption “Selling Shareholders” of up to 10,190,859 common shares, no par value per share (“Common Shares”), of Aeterna Zentaris Inc. (“Aeterna Zentaris”, “we”, “us” or the “Company”). These Common Shares include (i) 9,320,907 Common Shares that may be acquired upon exercise of outstanding unregistered warrants previously issued by us in August 2020 which entitle the holders to purchase up to 9,320,907 of our Common Shares, at an exercise price of $0.47 per share, and which are currently exercisable until February 5, 2026, and (ii) 869,952 common shares that may be acquired upon exercise of outstanding unregistered warrants previously issued by us in August 2020 as placement agent consideration which entitle the holders to purchase up to 869,952 of our common shares, at an exercise price of $0.7040625 per share, and which are currently exercisable until August 3, 2025. See “Selling Shareholders.” We are not selling any Common Shares under this prospectus and will not receive any of the proceeds from the sale of Common Shares by the Selling Shareholders. We will, however, receive the net proceeds of any warrants exercised for cash.

We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution.”

The Selling Shareholders (including their pledgees, donees, transferees, assignees or other successors-in-interest) may sell these Common Shares through public or private transactions at prevailing market prices or at privately negotiated prices to or through underwriters or dealers, directly to purchasers or through agents designated from time to time.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Investing in our securities involves a high degree of risk. Before making any decision to invest in our securities, you should carefully consider the information disclosed under “Risk Factors” beginning on page 5 of this Prospectus, as well as those risk factors contained or incorporated by reference into this Prospectus.

Our Common Shares are listed on both the NASDAQ Capital Market (“NASDAQ”) and on the Toronto Stock Exchange (“TSX”) under the symbol “AEZS”. On August 31, 2020, the last reported sales price of our Common Shares on NASDAQ was $0.47 per share and on TSX was C$0.60 per share.

The securities offered by this Prospectus have not been qualified in Canada and may not be offered or sold in Canada except pursuant to a Canadian prospectus or prospectus exemption.

The date of this Prospectus is September 11, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, filed with the SEC. Statements contained in this prospectus about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters. You should carefully read this prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. If any statement in this prospectus is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

The financial statements included in or incorporated by reference into this prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Our consolidated financial statements are subject to the standards of the Public Company Accounting Oversight Board (United States) and the SEC independence standards, and thus may not be comparable to financial statements of United States (“U.S.”) companies.

Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars, or “$” or “US$”.

In this prospectus, unless otherwise indicated, references to “we”, “us”, “our”, “Aeterna Zentaris” or the “Company” are to Aeterna Zentaris Inc., a Canadian corporation, and its consolidated subsidiaries, unless it is clear that such terms refer only to Aeterna Zentaris Inc. excluding its subsidiaries. References to “selling shareholders” refer to those shareholders listed herein under “Selling Shareholders,” and their transferees.

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PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read and consider this entire prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus, including the financial statements and “Risk Factors” in this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Our Company

Aeterna Zentaris is a specialty biopharmaceutical company commercializing and developing therapeutics and diagnostic tests. The Company’s lead product, Macrilen™ (macimorelin), is the first and only United States Food and Drug Administration (“FDA”) and European Commission approved oral test indicated for the diagnosis of patients with adult growth hormone deficiency (“AGHD”). Macrilen™ (macimorelin) is currently marketed in the United States through a license and assignment agreement (the “License Agreement”) with Novo Nordisk A/S (“Novo”). Aeterna Zentaris is also pursuing the development of macimorelin for the diagnosis of child-onset growth hormone deficiency (“CGHD”), an area of significant unmet need. In addition, we are actively pursuing business development opportunities for the commercialization of macimorelin in Europe and the rest of the world in addition to other non-strategic assets to monetize their value.

Recent Developments

Pediatric clinical trial for Macrilen™ (macimorelin)

On January 28, 2020, we announced the successful completion of patient recruitment for the first pediatric study of macimorelin as a growth hormone stimulation test for the evaluation of growth hormone deficiency (“GHD”) in children. This study, AEZS-130-P01 (“Study P01”), was the first of two studies as agreed with the European Medicines Agency (“EMA”) in our PIP for macimorelin as a GHD diagnostic. Macimorelin, a ghrelin agonist, is an orally active small molecule that stimulates the secretion of growth hormone from the pituitary gland into the circulatory system. The goal of Study P01 was to establish a dose that can both be safely administered to pediatric patients and cause a clear rise in growth hormone concentration in subjects ultimately diagnosed as not having GHD. The recommended dose derived from Study P01 will be evaluated in the pivotal second study AEZS-130-P02 (“Study P02”) on diagnostic efficacy and safety. Study P01 was an international, multicenter study which was conducted in Hungary, Poland, Ukraine, Serbia, Belarus and Russia. Study P01 was an open label, group comparison, dose escalation trial designed to investigate the safety, tolerability, and pharmacokinetic/pharmacodynamic (“PK/PD”) of macimorelin acetate after ascending single oral doses of macimorelin at 0.25, 0.5, and 1.0 mg per kg body weight in pediatric patients from 2 to less than 18 years of age with suspected GHD. We enrolled a total of 24 pediatric patients across the three cohorts of the study. Per study protocol, all enrolled patients completed four study visits after successful completion of the screening period. At Visit 1 and Visit 3, a provocative GH stimulation test was conducted according to the study sites’ local practices. At Visit 2, the macimorelin test was performed: following the oral administration of the macimorelin solution, blood samples were taken at predefined times for PK/PD assessment. Visit 4 was a safety follow-up visit at study end.

The final study results from Study P01 were published in the second quarter of 2020 indicating positive safety and tolerability data for use of macimorelin in child-onset growth hormone as well as PK/PD data observed in the range as expected from the adult studies. Thereafter, we plan to proceed with the pivotal Study P02 with an expected start date in the first quarter of 2021 and an expected completion date in July 2022, according to the PIP agreement with EMA. Study P02 is designed to investigate the diagnostic efficacy and safety of macimorelin acetate in a dose of 1.0 mg/kg body weight in pediatric patients from 2 years of age to 18 years of age with suspected growth hormone deficiency.

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On April 7, 2020 we announced the decision of the EMA to accept our modification request of our PIP as originally approved in March 2017, which covered the conduct of two pediatric studies and defined relevant key elements in the outline of these studies. We believe this EMA decision supports the development of one globally harmonized study protocol for test validation, specifically Study P02, which we expect to be accepted both in Europe and the U.S.

Megapharm Distribution Agreement

On June 25, 2020, we announced that we entered into an exclusive distribution and related quality agreement with Megapharm Ltd. (“Megapharm”), a leading Israel-based biopharmaceutical company, for the commercialization in Israel and in the Palestinian Authority of macimorelin, to be used in the diagnosis of patients with AGHD and in clinical development for the diagnosis of CGHD.

Under the terms of the agreement, Megapharm will be responsible for obtaining registration to market macimorelin in Israel and the Palestinian Authority, while we will be responsible for manufacturing, product supply, quality assurance and control, regulatory support, and maintenance of the relevant intellectual property. The regulatory process for macimorelin in Israel is expected to be completed in the second half of 2021.

Background of the Offering

On August 3, 2020, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors in the United States to purchase 12,427,876 Common Shares, at $0.56325 per share in a registered direct offering (the “Registered Offering”) and warrants to purchase up to 9,320,907 Common Shares (the “Investor Warrants”) in a concurrent private placement (the “Private Placement” and collectively with the Registered Offering, the “Offering”). The Registered Offering was made pursuant to the Company’s registration statement on (File No. 333-232935) (the “Registration Statement”), which was declared effective with the Securities Exchange Commission on August 15, 2019. The Investor Warrants were exercisable immediately following the issuance date at an exercise price of $0.47 per share. The Investor Warrants will expire five and a half years from the date of issuance.

H.C. Wainwright & Co., LLC was engaged to act as our sole placement agent for the Offering (the “Placement Agent”). The Placement Agent received warrants to purchase 869,952 Common Shares, exercisable at a price of $0.7040625 per warrant share (the “Placement Agent Warrants” which together with the Investor Warrants, the “Warrants”). The Placement Agent Warrants have substantially the same terms as the Investor Warrants, except that such Placement Agent Warrants have an exercise price equal to $0.7040625 and expiration of August 3, 2025.

The purpose of the registration statement of which this prospectus is a part is to register for resale the 10,190,859 Common Shares underlying the Warrants.

Nasdaq Letters

On July 27, 2020, we received a letter from the Listing Qualifications Staff of the NASDAQ (the “Staff”), notifying us that for the last 30 consecutive business days prior to the date of the letter, the closing bid price of our Common Shares was below $1.00 per share and, therefore, we did not meet the requirement for continued listing on the NASDAQ as required by Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a grace period of 180 calendar days, through January 25, 2021, to evidence compliance with the Bid Price Rule. To evidence compliance, we must evidence a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days on or before January 25, 2021. In the event we do not timely evidence compliance with the Bid Price Rule, we may be eligible for an additional 180-day grace period or may face delisting. In the latter case, we may request a hearing before the Nasdaq Hearings Panel, which request would stay any delisting action by the Staff pending completion of the hearing process. NASDAQ’s notice has no immediate effect on the listing of our common shares on NASDAQ and does not otherwise impact our listing on the Toronto Stock Exchange. We are considering the options available to us to evidence compliance with the Bid Price Rule prior to the expiration of the grace period.

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In addition to the minimum bid price requirement, the continued listing rules of the NASDAQ require us to meet at least one of the following listing standards: (i) stockholders’ equity of at least $2.5 million, (ii) market value of listed securities (calculated by multiplying the daily closing bid price of our securities by our total outstanding securities) of at least $35 million or (iii) net income from continuing operations (in the latest fiscal year or in two of the last three fiscal years) of at least $500,000.

On April 8, 2020, we received a letter from the Staff notifying us that, based upon the net loss for the fiscal year ended December 31, 2019, the Company no longer satisfied the minimum net income requirement for continued listing on NASDAQ under Nasdaq Listing Rule 5550(b)(3) and did not otherwise satisfy the alternative requirements of market value of listed securities or stockholders’ equity. The Company timely submitted a plan to regain compliance with Nasdaq Listing Rule 5550(b)(3), and on June 3, 2020 the Staff granted the Company an extension of 180 days, through October 5, 2020, to evidence compliance with this requirement. On July 7, 2020, we closed an approximately $12 million public offering of our common shares (or common share equivalents in lieu thereof) and warrants, pursuant to which we ultimately raised approximately $10.5 million in net proceeds. As a result of the offering, on July 30, 2020, we received a letter from the Staff notifying us that the Staff determined that we comply with the stockholders’ equity component of the rules, subject to being delisted if in a future periodic report we fail to evidence compliance. Additionally, on August 5, 2020, we closed an approximately $7 million public offering of our common shares and a concurrent private placement of warrants. There is no assurance that we will regain and maintain compliance with the requirements for continued listing on the NASDAQ, and therefore there can be no assurance that our Common Shares will remain listed on the NASDAQ.

Corporate Information

We were incorporated on September 12, 1990 under the Canada Business Corporations Act (the “CBCA”) and continue to be governed by the CBCA. Our registered address is located at 222 Bay Street, Suite 3000, P.O. Box 53, Toronto ON M5K 1E7 Canada c/o Norton Rose Fulbright Canada LLP / S.E.N.C.R.L., s.r.l.. Our principal executive offices are located at 315 Sigma Drive, Summerville, South Carolina 29486; our telephone number is (843) 900-3223 and our website is www.zentaris.com. None of the documents or information found on our website shall be deemed to be included in or incorporated by reference into this prospectus, unless such document is specifically incorporated herein by reference. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

We currently have three wholly owned direct and indirect subsidiaries, Aeterna Zentaris GmbH (“AEZS Germany”), based in Frankfurt, Germany, Zentaris IVF GmbH, a direct wholly owned subsidiary of AEZS Germany, based in Frankfurt, Germany, and Aeterna Zentaris, Inc., an entity incorporated in the State of Delaware with an office based in Summerville, South Carolina in the U.S.

This Offering

We are registering for resale by the selling shareholders named herein the 10,190,859 Common Shares as described below.

Securities being offered:	10,190,859 of our Common Shares, no par value, and associated Common Share Purchase Rights. Additional information on our share capital, including the Common Share Purchase Rights, is provided in “Item 10 - Additional Information” in our Annual Report on Form 20-F for the financial year ended December 31, 2019, incorporated by reference to this prospectus.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of our Common Shares by the selling shareholders.

NASDAQ Capital Market and TSX symbol:	AEZS

Risk factors:	See “Risk Factors” beginning on page 5 for risks you should consider before investing in our shares.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below in this Prospectus and in any of our filings with the SEC, including the item captioned “Risk Factors” in our most recent Annual Report on Form 20-F and subsequent consolidated financial statements and corresponding management’s discussion and analysis filed with the Canadian securities regulatory authorities and our Reports on Form 6-K furnished to the SEC including our unaudited interim consolidated financial statements and corresponding management’s discussion and analysis. For additional information, please see the sources described in “Where You Can Find More Information.”

These risks are not the only risks we face. Additional risks not presently known to us, or that we currently view as immaterial, may also impair our business, if any of the risks described in our SEC filings or any additional risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of our securities could decline substantially and you could lose all or part of your investment.

Our Common Shares may be delisted from the NASDAQ or the TSX, which could affect their market price and liquidity. If our Common Shares were to be delisted, investors may have difficulty in disposing their Common Shares.

Our Common Shares are currently listed on both the NASDAQ and the TSX under the symbol “AEZS”. We must meet continuing listing requirements to maintain the listing of our Common Shares on the NASDAQ and the TSX. For continued listing, the NASDAQ requires, among other things, that listed securities maintain a minimum closing bid price of not less than $1.00 per share. On July 27, 2020, we received a letter from the Staff, notifying us that for the last 30 consecutive business days prior to the date of the letter, the closing bid price of our Common Shares was below $1.00 per share and, therefore, we did not meet the requirement for continued listing on the NASDAQ as required by the Bid Price Rule. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a grace period of 180 calendar days, through January 25, 2021, to evidence compliance with the Bid Price Rule. To evidence compliance, we must evidence a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days on or before January 25, 2021. In the event we do not timely evidence compliance with the Bid Price Rule, we may be eligible for an additional 180-day grace period or may face delisting. In the latter case, we may request a hearing before the Nasdaq Hearings Panel, which request would stay any delisting action by the Staff pending completion of the hearing process. NASDAQ’s notice has no immediate effect on the listing of our common shares on NASDAQ and does not otherwise impact our listing on the Toronto Stock Exchange. We are considering the options available to us to evidence compliance with the Bid Price Rule prior to the expiration of the grace period.

In addition to the minimum bid price requirement, the continued listing rules of the NASDAQ require us to meet at least one of the following listing standards: (i) stockholders’ equity of at least $2.5 million, (ii) market value of listed securities (calculated by multiplying the daily closing bid price of our securities by our total outstanding securities) of at least $35 million or (iii) net income from continuing operations (in the latest fiscal year or in two of the last three fiscal years) of at least $500,000.

On April 8, 2020, we received a letter from the Staff notifying us that, based upon the net loss for the fiscal year ended December 31, 2019, the Company no longer satisfied the minimum net income requirement for continued listing on the NASDAQ under Nasdaq Listing Rule 5550(b)(3) and did not otherwise satisfy the alternative requirements of market value of listed securities or stockholders’ equity. The Company timely submitted a plan to regain compliance with Nasdaq Listing Rule 5550(b)(3), and on June 3, 2020 the Staff granted the Company an extension of 180 days, through October 5, 2020, to evidence compliance with this requirement. On July 7, 2020, we closed an approximately $12 million public offering of our common shares (or common share equivalents in lieu thereof) and warrants, pursuant to which we ultimately raised approximately $10.5 million in net proceeds. As a result of the offering, on July 30, 2020, we received a letter from the Staff notifying us that the Staff determined that we comply with the stockholders’ equity component of the rules, subject to being delisted if in a future periodic report we fail to evidence compliance. Additionally, on August 5, 2020, we closed an approximately $7 million public offering of our common shares and a concurrent private placement of warrants. There is no assurance that we will maintain compliance with the requirements for continued listing on the NASDAQ, and therefore there can be no assurance that our Common Shares will remain listed on the NASDAQ.

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If we fail to meet any of the NASDAQ’s or the TSX’s continued listing requirements, our Common Shares may be delisted. Any delisting of our Common Shares may adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly adversely affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our Common Shares. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business opportunities. If our Common Shares are delisted by the NASDAQ or the TSX, the price of our Common Shares may decline, and a shareholder may find it more difficult to dispose, or obtain quotations as to the market value, of such shares. Moreover, if we are delisted, we could incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our Common Shares and the ability of our shareholders to sell our Common Shares in the secondary market.

It is possible that we may be a passive foreign investment company, which could result in adverse tax consequences to U.S. investors.

Adverse U.S. federal income tax rules apply to “U.S. Holders” who directly or indirectly hold stock of a passive foreign investment company (“PFIC”). We will be classified as a PFIC for U.S. federal income tax purposes for a taxable year if (i) at least 75% of our gross income is “passive income” or (ii) at least 50% of the average value of our assets, including goodwill (based on annual quarterly average), is attributable to assets which produce passive income or are held for the production of passive income.

The determination of whether we are, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. Although the matter is not free from doubt, we believe that we were not a PFIC during our 2019 taxable year and will not likely be a PFIC during our 2020 taxable year. Because PFIC status is based on our income, assets and activities for the entire taxable year, and our market capitalization, it is not possible to determine whether we will be characterized as a PFIC for the 2020 taxable year until after the close of the taxable year. The tests for determining PFIC status are subject to a number of uncertainties. These tests are applied annually, and it is difficult to accurately predict future income, assets and activities relevant to this determination. In addition, because the market price of our Common Shares is likely to fluctuate, the market price may affect the determination of whether we will be considered a PFIC. There can be no assurance that we will not be considered a PFIC for any taxable year (including our 2020 taxable year).

If we are a PFIC for any taxable year during which a U.S. Holder holds Common Shares, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds such Common Shares, even if we ceased to meet the threshold requirements for PFIC status. Accordingly, no assurance can be given that we will not constitute a PFIC in the current (or any future) tax year or that the Internal Revenue Service (the “IRS”) will not challenge any determination made by us concerning our PFIC status. PFIC characterization could result in adverse U.S. federal income tax consequences to U.S. Holders. In particular, absent certain elections, a U.S. Holder would generally be subject to U.S. federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of a gain derived from a disposition of our Common Shares, as well as certain distributions by us. If we are treated as a PFIC for any taxable year, a U.S. Holder may be able to make an election to “mark-to-market” Common Shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of the Common Shares.

In addition, U.S. Holders may mitigate the adverse tax consequences of the PFIC rules by making a “qualified electing fund” (“QEF”) election; however, there can be no assurance that we will satisfy the record keeping requirements applicable to a QEF or that we will provide the information regarding our income that would be necessary for a U.S. Holder to make a QEF election.

If the Company is a PFIC, U.S. Holders will generally be required to file an annual information return with the IRS (on IRS Form 8621, which PFIC shareholders will be required to file with their U.S. federal income tax or information returns) relating to their ownership of Common Shares. This filing requirement is in addition to any pre-existing reporting requirements that apply to a U.S. Holder’s interest in a PFIC (which this requirement does not affect).

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The PFIC rules are complex. U.S. Holders should consult their tax advisors regarding the potential application of the PFIC regime and any reporting obligations to which they may be subject under that regime.

Our net operating losses may be limited for U.S. federal income tax purposes under Section 382 of the Internal Revenue Code.

If a corporation with net operating losses (“NOLs”) undergoes an “ownership change” within the meaning of Section 382 of the United States Internal Revenue Code of 1986, as amended, then such corporation’s use of such “pre-change” NOLs to offset income incurred following such ownership change may be limited. Such limitation also may apply to certain losses or deductions that are “built-in” (i.e., attributable to periods prior to the ownership change, but not yet taken into account for tax purposes) as of the date of the ownership change that are subsequently recognized. An ownership change generally occurs when there is either (i) a shift in ownership involving one or more “5% shareholders,” or (ii) an “equity structure shift” and, as a result, the percentage of stock of the corporation owned by one or more 5% shareholders (based on value) has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholders during the “testing period” (generally the 3 years preceding the testing date). In general, if such change occurs, the corporation’s ability to utilize its net operating loss carry-forwards and certain other tax attributes would be subject to an annual limitation, as described below. The unused portion of any such net operating loss carry-forwards or tax attributes each year is carried forward, subject to the same limitation in future years. The impact of an ownership change on state NOL carryforwards may vary from state to state. Due to previous ownership changes, or if we undergo an ownership change in connection with or after this offering, our ability to use our NOLs could be limited by Section 382 of the Code. Future changes to our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. Recent legislation added several limitations to the ability to claim deductions for NOLs in future years, particularly for tax years beginning after December 31, 2020, including a deduction limit equal to 80% of taxable income and a restriction on NOL carryback deductions. For these reasons, we may not be able to use a material portion of the NOLs, even if we attain profitability.

Prevention of Transactions Involving a Change of Control of the Company

Effective May 8, 2019, the shareholders re-approved the Company’s Rights Plan (as defined herein) that provides the Board of Directors and the Company’s shareholders with additional time to assess any unsolicited take-over bid for the Company and, where appropriate, to pursue other alternatives for maximizing shareholder value. Under the Rights Plan, one right has been issued for each currently issued Common Share, and one right will be issued with each additional Common Share that may be issued from time to time. The Rights Plan may have a significant anti-takeover effect. The Rights Plan has the potential to significantly dilute the ownership interests of an acquiror of shares of the Company, and therefore may have the effect of delaying, deterring or preventing a change in control of the Company.

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SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain forward-looking statements made pursuant to the safe-harbor provision of the U.S. Securities Litigation Reform Act of 1995, which reflect our current expectations regarding future events. Forward-looking statements may include, but are not limited to statements preceded by, followed by, or that include the words “will,” “expects,” “believes,” “intends,” “would,” “could,” “may,” “anticipates,” and similar terms that relate to future events, performance, or our results. Forward-looking statements involve known risks and uncertainties, including those discussed in the Annual Report on Form 20-F, under the caption “Key Information - Risk Factors” filed with the relevant Canadian securities regulatory authorities in lieu of an annual information form and with the SEC. Known and unknown risks and uncertainties could cause our actual results to differ materially from those in forward-looking statements. Such risks include but are not limited to:

●	our ability to raise capital and obtain financing to continue our currently planned operations;

●	our ability to regain compliance with the continued listing requirements of the NASDAQ and to maintain listing of our Common Shares on the NASDAQ;

●	our ability to continue as a going concern, which is dependent, in part, on our ability to transfer cash from Aeterna Zentaris GmbH (“AEZS Germany”) to Aeterna Zentaris and the U.S. subsidiary and to secure additional financing;

●	our now heavy dependence on the success of Macrilen™ (macimorelin) and related out-licensing arrangements and the continued availability of funds and resources to successfully commercialize the product, including our heavy reliance on the success of the license and assignment agreement with Novo Nordisk A/S (“Novo”);

●	our ability to enter into out-licensing, development, manufacturing, marketing and distribution agreements with other pharmaceutical companies and keep such agreements in effect;

●	our reliance on third parties for the manufacturing and commercialization of Macrilen™ (macimorelin);

●	potential disputes with third parties, leading to delays in or termination of the manufacturing, development, out-licensing or commercialization of our product candidates, or resulting in significant litigation or arbitration;

●	uncertainties related to the regulatory process;

●	unforeseen global instability, including the instability due to the global pandemic of the novel coronavirus;

●	our ability to efficiently commercialize or out-license Macrilen™ (macimorelin);

●	our reliance on the success of the pediatric clinical trial in the European Union (“E.U.”) and U.S. for Macrilen™ (macimorelin);

●	the degree of market acceptance of Macrilen™ (macimorelin);

●	our ability to obtain necessary approvals from the relevant regulatory authorities to enable us to use the desired brand names for our product;

●	our ability to successfully negotiate pricing and reimbursement in key markets in the E.U. for Macrilen™ (macimorelin);

●	any evaluation of potential strategic alternatives to maximize potential future growth and shareholder value may not result in any such alternative being pursued, and even if pursued, may not result in the anticipated benefits;

●	our ability to protect our intellectual property; and

●	the potential of liability arising from lawsuits, including shareholder lawsuits and general changes in economic conditions.

More detailed information about these and other factors is included under “Risk Factors” in this Prospectus and in other documents incorporated herein by reference. Investors should consult the Company’s quarterly and annual filings with the Canadian and U.S. securities commissions for additional information on risks and uncertainties. Many of these factors are beyond our control. Future events may vary substantially from what we currently foresee. You should not place undue reliance on such forward-looking statements. The Company disavows and is under no obligation to update or alter such forward-looking statements whether as a result of new information, future results, events, developments or otherwise, unless required to do so by a governmental authority or applicable law.

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USE OF PROCEEDS

Any selling shareholder will receive all of the net proceeds from the sales of our Common Shares offered by such selling shareholder pursuant to this prospectus.

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SELLING SHAREHOLDERS

August 2020 Offering

On August 5, 2020, we issued to certain institutional investors unregistered warrants (the “Investor Warrants”) to purchase, in the aggregate, up to 9,320,907 of our Common Shares at an exercise price of $0.47 per share in a private placement pursuant to a Securities Purchase Agreement, dated August 3, 2020, among the Company and the purchasers party thereto, which agreement also provided for the registered offering to such investors of an aggregate of 12,427,876 Common Shares and associated Common Share purchase rights, for an offering price of $0.56325 per Common Share, associated purchase right and Investor Warrant to purchase 0.75 of a Common Share (collectively, the “Offering”). The Investor Warrants are exercisable immediately following issuance and have an exercise price of $0.47 per share. The warrants will expire five and one-half years from the date of issuance. A holder will not have the right to exercise any portion of the Investor Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% or 9.99% of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Investor Warrants. However, any holder may increase or decrease such percentage not to exceed 9.99% of the common shares outstanding immediately after giving effect to the exercise, provided that any increase will not be effective until the 61st day after such election.

If a registration statement registering the issuance of the Common Shares underlying the Investor Warrants under the Securities Act is not effective or available or an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Investor Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Investor Warrants.

The Investor Warrants or the Common Shares issuable upon exercise of the Investor Warrants have not been registered under the Securities Act, or any state securities laws. The Investor Warrants were issued in reliance upon the exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, including Rule 506 of Regulation D promulgated thereunder. We made this determination based on the representations that each investor party is an “accredited investor” within the meaning of Rule 501 of Regulation D.

All of these unregistered Investor Warrants remain unexercised.

We also issued unregistered warrants (the “Placement Agent Warrants” and, together with the Investor Warrants, the “Warrants”) to purchase up to an aggregate of 869,952 Common Shares, to H.C. Wainwright & Co., LLC and designees of H.C. Wainwright & Co., LLC, the exclusive placement agent for the Offering (the “Placement Agent”), which have the same terms as the Investor Warrants except for an exercise price of $0.7040625 per share and expiration of August 3, 2025.

Each of Noam Rubinstein, Charles Worthman, Michael Vasinkevich and Craig Schwabe are affiliated with the Placement Agent. The Placement Agent and/or any of its affiliates previously served as our exclusive placement agent for the Offering, as sales agent for an at-the-market offering pursuant to a sales agreement dated April 27, 2017 and as financial advisor from time to time in the ordinary course of their business, for which they have received customary fees and commissions.

Information About Selling Shareholder Offering

We are registering the resale of the above-referenced Common Shares, and associated Common Share purchase rights, to permit each of the selling shareholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of the Common Shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling shareholders of up to the total number of Common Shares issuable upon cash exercise of the Warrants issued to investors and to our Placement Agent in August 2020, as applicable, which are held by the selling shareholders. Throughout this prospectus, when we refer to the Common Shares being registered on behalf of the selling shareholders, we are referring to the Common Shares issuable upon cash exercise of the Warrants, and when we refer to the selling shareholders in this prospectus, we are referring to the current holders of the warrants issued to investors and to our Placement Agent in August 2020, as applicable, and their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

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The selling shareholders may sell some, all or none of their Common Shares. We do not know when or whether any of the selling shareholders will exercise their Warrants, nor do we know how long the selling shareholders will hold their Common Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the exercise of any Warrants, or the sale or other disposition of any of the Common Shares. The Common Shares covered hereby may be offered from time to time by the selling shareholders.

The following table sets forth the name of each of the selling shareholders, the number of our Common Shares beneficially owned by the selling shareholders as of August 28, 2020, the number of our Common Shares issuable upon exercise of Warrants that may be offered under this prospectus, and the number and percentage of our Common Shares beneficially owned by the selling shareholders assuming all of the Common Shares registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Shares. Generally, a person “beneficially owns” Common Shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of Common Shares in the column “Number of Shares Offered” represents all of the Common Shares that a selling shareholder may offer and sell from time to time under this prospectus.

The information in the table below and the footnotes thereto regarding Common Shares to be beneficially owned after the offering assumes that the selling shareholders have exercised their Warrants in full pursuant to cash exercises and further assumes the sale of all Common Shares being offered by the selling shareholders under this prospectus.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The percentage of shares owned prior to and after the offering is based on 62,678,613 of our Common Shares outstanding as of August 28, 2020. Unless otherwise indicated in the footnotes to this table, we believe that each of the selling shareholders named in this table has sole voting and investment power with respect to the Common Shares indicated as beneficially owned. Except as otherwise indicated in this section, based on the information provided to us by the selling shareholders, and to the best of our knowledge, none of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

	Common Shares Beneficially Owned Prior to the Offering	Number of Common Shares Registered Hereby	Common Shares Beneficially Owned After the Offering
	Number	for Sale	Number	Percent
Armistice Capital Master Fund, Ltd.(1)	15,956,915	3,328,896	12,628,019	20.15%
Brio Capital Master Fund, Ltd. (2)	3,008,571	1,331,559	1,677,012	2.68%
CVI Investments, Inc. By: Heights Capital Management, Inc. its authorized agent (3)	1,115,000	932,091	182,909	*
Intracoastal Capital, LLC (4)	3,983,637	1,331,559	2,652,078	4.23%
Alpha Capital Anstalt (5)	1,599,788	1,331,559	268,229	*
Lind Global Macro Fund, LP (6)	4,421,512	532,623	3,888,889	6.20%
H.C. Wainwright & Co., LLC (7)	621,390	266,310	355,080	*
Noam Rubenstein (8)(12)	1,560,121	540,345	1,019,776	1.63%
Charles Worthman (9)(12)	29,802	8,700	21,102	*
Michael Vasinkevich (10)(12)	1,910,986	557,856	1,353,130	2.16%
Craig Schwabe (11)(12)	100,578	29,361	71,217	*
Total Common Shares Registered Hereby:		10,190,859

*	Less than 1%.
**	Subject to a 4.99% or 9.99% blocker. See “—August 2020 Offering” above and notes below.

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(1) Consists of 15,956,915 Common Shares underlying warrants, without giving effect to limitations on beneficial ownership set forth therein. Each of the warrants includes a provision limiting the holder’s ability to exercise the warrants if such exercise would cause the holder to beneficially own greater than 4.99% of the Company. The principal business address of Armistice Capital Master Fund, Ltd. is c/o Armistice Capital, L.L.C., 510 Madison Avenue, 7th Floor, New York, NY 10022. Steven Boyd, the managing member of Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Armistice Capital Master Fund Ltd. and may be deemed to be the beneficial owner of these shares.

(2) Consists of 1,677,012 Common Shares and 1,331,559 Common Shares underlying warrants, without giving effect to limitations on beneficial ownership set forth therein. The principal business address of Brio Capital Master Fund, Ltd., is 100 Merrick Rd, Suite 401W, Rockville Centre, NY 11570.

(3) Consists of 1,115,000 Common Shares underlying warrants, without giving effect to limitations on beneficial ownership set forth therein. The principal business address of CVI Investments Inc., is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, SF, CA 94111.

(4) Consists of 3,983,637 Common Shares underlying warrants, without giving effect to limitations on beneficial ownership set forth therein. The principal business address of Intracoastal Capital, LLC is 245 Palm Trail, Delray Beach, FL 33483. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the securities reported herein that are held by Intracoastal.

(5) Consists of 268,229 Common Shares and 1,331,559 Common Shares underlying warrants, without giving effect to limitations on beneficial ownership set forth therein. The principal business address of Alpha Capital Anstalt is Lettstrasse 32 - 9490 Vaduz, Principality of Liechtenstein.

(6) Consists of 4,421,512 Common Shares underlying warrants, without giving effect to limitations on beneficial ownership set forth therein. Each of the warrants includes a provision limiting the holder’s ability to exercise the warrants if such exercise would cause the holder to beneficially own greater than 9.99% of the Company. The principal business address of Lind Global Macro Fund, LP is 444 Madison Ave, 41st floor, New York, NY 10022. Lind Global Partners LLC, the general partner of Lind Global Macro Fund, LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP. Jeff Easton, the managing member of Lind Global Partners LLC and the general partner of Lind Global Macro Fund, LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP.

(7) Consists of 355,080 Common Shares and 266,310 Common Shares underlying warrants, without giving effect to limitations on beneficial ownership set forth therein. The principal business address of H.C. Wainwright & Co., LLC is 430 Park Avenue, New York, NY 10022.

(8) Consists of 355,080 Commons Shares and 1,205,041 Common Shares underlying warrants, without giving effect to limitation and beneficial ownership set forth therein.

(9) Consists of 29,802 Common Shares underlying warrants, without giving effect to limitation and beneficial ownership set forth therein.

(10) Consists of 1,910,986 Common Shares underlying warrants, without giving effect to limitation and beneficial ownership set forth therein.

(11) Consists of 100,578 Common Shares underlying warrants, without giving effect to limitation and beneficial ownership set forth therein.

(12) Each of Noam Rubinstein, Charles Worthman, Michael Vasinkevich and Craig Schwabe have a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022.

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DESCRIPTION OF SHARE CAPITAL

Our authorized share capital structure consists of an unlimited number of shares of the following classes (all classes are without nominal or par value): Common Shares; and first preferred shares (the “First Preferred Shares”) and second preferred shares (the “Second Preferred Shares” and, together with the First Preferred Shares, the “Preferred Shares”), each issuable in series. As of August 28, 2020, there were 62,678,613 Common Shares issued and outstanding, which have associated Common Share purchase rights under our Shareholder Rights Plan Agreement. No Preferred Shares have been issued to date. See Item 10.B. of our most recent Annual Report on Form 20-F, which is incorporated herein by reference.

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PLAN OF DISTRIBUTION

We are registering the Common Shares (and associated purchase rights) issued and issuable upon exercise of the Warrants to permit the resale of these Common Shares by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Common Shares. We will bear all fees and expenses incident to our obligation to register the Common Shares.

The selling shareholders may sell all or a portion of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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If the selling shareholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Common Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume. The selling shareholders may also sell Common Shares short and deliver Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares. The selling shareholders may pledge or grant a security interest in some or all of the Warrants or Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Common Shares is made, a prospectus, if required, will be distributed which will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling shareholder will sell any or all of the Common Shares registered pursuant to the registration statement, of which this prospectus is a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in marketmaking activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares. We will pay all expenses of the registration of the Common Shares, estimated to be $63,950 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the terms of the Warrants, securities purchase agreements and/or engagement letters, as applicable, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related agreement, or we may be entitled to contribution. Once sold under the registration statement of which this prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

The securities offered by this Prospectus have not been qualified in Canada and may not be offered or sold in Canada except pursuant to a Canadian prospectus or prospectus exemption.

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EXPENSES OF THE OFFERING

The following is a statement of estimated expenses to be incurred by us in connection with the registration of the securities registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$609
Legal fees and expenses	$28,500
Accountant’s fees and expenses	$15,000

Total	$44,109

LEGAL MATTERS

The validity of the Common Shares offered hereby will be passed upon for us by Norton Rose Fulbright Canada LLP / S.E.N.C.R.L., s.r.l.

EXPERTS

The consolidated financial statements incorporated into this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation incorporated under and governed by the CBCA. Many of our officers and directors, and some of the experts named in this Prospectus, are residents of Canada or elsewhere outside of the U.S., and a substantial portion of our assets and the assets of such persons are located outside the U.S. As a result, it may be difficult for investors in the U.S. to effect service of process within the U.S. upon such directors, officers and representatives of experts who are not residents of the U.S. or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the U.S. We have been advised by our legal counsel, Norton Rose Fulbright Canada LLP / S.E.N.C.R.L., s.r.l., that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Norton Rose Fulbright Canada LLP / S.E.N.C.R.L., s.r.l., however, that there is substantial doubt as to whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F with the SEC, and we furnish other documents, such as quarterly and current reports, proxy statements and other information and documents that we file with the Canadian securities regulatory authorities, to the SEC, as required. The materials we file with or furnish to the SEC are available to the public on the SEC’s Internet website at www.sec.gov. Those filings are also available to the public on our corporate website at www.zentaris.com. Information contained on our website is not a part of this Prospectus and the inclusion of our website address in this Prospectus is an inactive textual reference only. As we are a Canadian issuer, we also file continuous disclosure documents with the Canadian securities regulatory authorities, which documents are available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) website maintained by the Canadian Securities Administrators at www.sedar.com.

This Prospectus forms part of a registration statement that we filed with the SEC. The registration statement contains more information than this Prospectus regarding us and our Securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or electronically at www.sec.gov.

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DOCUMENTS INCORPORATED BY REFERENCE

The following documents have been filed with the various securities commissions or similar securities regulatory authorities in Canada and are specifically incorporated by reference into, and form an integral part of, this Prospectus:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 31, 2020, as amended by Form 20-F/A filed on June 18, 2020;
●	a Form 8-A12B/A filed with the SEC on May 5, 2019 to amend our previously filed Form 8-A12B filed on April 14, 2017;
●	a press release announcing that Aeterna Zentaris Inc. received a NASDAQ notification regarding the minimum bid price requirement on January 8, 2020, included as Exhibit 99.1 to a Report on Form 6-K furnished to the SEC on January 8, 2020;
●	a press release announcing that Aeterna Zentaris Inc. regained compliance with the NASDAQ minimum bid price requirement for continued listing on January 27, 2020, included as Exhibit 99.1 to a Report on Form 6-K furnished to the SEC on January 27, 2020;
●	a press release announcing the completion of patient recruitment in does-finding pediatric study of Macimorelin on January 28, 2020, included as Exhibit 99.1 to a Report on Form 6-K furnished to the SEC on January 28, 2020;
●	a press release announcing the Company received a NASDAQ notification indicating that the Company is not in compliance with the minimum bid price requirement on April 8, 2020, included as Exhibit 99.1 to a Report on Form 6-K furnished to the SEC on April 16, 2020.
●	a press release announcing that Aeterna Zentaris Inc. regained compliance with the NASDAQ minimum bid price requirement for continued listing on June 8, 2020, included as Exhibit 99.1 to a Report on Form 6-K furnished to the SEC on on June 8, 2020.
●	a press release announcing that Aeterna Zentaris Inc. received a NASDAQ notification regarding the minimum bid price requirement on July 27, 2020, included as Exhibit 99.1 to a Report on Form 6-K furnished to the SEC on July 29, 2020;
●	the Reports on Form 6-K furnished to the SEC on February 21, 2020 (two such Reports on such date), March 31, 2020 (excluding exhibit 99.3 thereto), May 6, 2020, as amended by Report on Form 6-K/A furnished to the SEC on May 11, 2020 (excluding exhibits 99.3 and 99.4 thereto), June 25, 2020, July 6, 2020, August 5, 2020, and August 6, 2020 (excluding exhibits 99.3 and 99.4 thereto).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to:

Aeterna Zentaris Inc.
Attention: Investor Relations
315 Sigma Drive
Summerville, South Carolina
USA, 29486
Tel. (843) 900-3223

Our SEC filings incorporated by reference herein are also available to the public on our corporate website at www.zentaris.com. Information contained on our website is not a part of this Prospectus and the inclusion of our website address in this Prospectus is an inactive textual reference only.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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